Exhibit 8.1
LEWIS, RICE & FINGERSH, L.C.
ATTORNEYS AT LAW
500 N. BROADWAY, SUITE 2000
ST. LOUIS, MISSOURI 63102-2147

TEL (314)	444-7600 WWW.LRF.COM FAX	(314) 241-6056
March 27, 2006
Midwest Banc Holdings, Inc.
501 W. North Avenue
Melrose Park, Illinois 60160

Re:	Agreement and Plan of Merger dated as of February 8, 2006 between Midwest Banc Holdings, Inc. (“Midwest Banc”) and Royal American Corporation (“Royal American”)
Gentlemen:
     We have acted as counsel to Midwest Banc in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of February 8, 2006, by and between Midwest Banc and Royal American. The Agreement provides for the merger of Royal American with and into Midwest Banc (the “Merger”). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Agreement.
     You have requested our opinion regarding the federal income tax matters described in the Registration Statement, as defined below, under the section “The Merger—Material United States Federal Income Tax Consequences.”
     In connection with our opinion, we have examined originals or copies, certified or otherwise, of (i) the Agreement, (ii) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 27, 2006 with respect to the Agreement, together with all appendices thereto (the “Registration Statement”), and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, in connection with the Merger we have relied upon certain representations made by Midwest Banc and Royal American. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of the latter documents, the genuineness of all signatures and the correctness of all representations made therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the foregoing documents, and that all of the foregoing documents are in full force and effect.
     Subject to the foregoing, the discussion in the Registration Statement under the section “The Merger – Material United States Federal Income Tax Consequences” constitutes our opinion as to the material United States federal income tax consequences of the Merger to
ST. LOUIS, MO · KANSAS CITY, MO · ST. LOUIS COUNTY, MO · WASHINGTON, MO · JEFFERSON CITY, MO · BELLEVILLE, IL · OVERLAND PARK, KS

LEWIS, RICE & FINGERSH, L.C.
March 27, 2006

holders of shares of Royal American common stock who exchange their shares for either (i) shares of Midwest Banc common stock, (ii) cash, or (iii) a combination of cash and Midwest Banc common stock in the Merger as described in the Registration Statement, subject to the assumptions and limitations referenced in that discussion.
     This opinion addresses only the matters described above, which are the only matters as to which you have requested our opinion. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.
     We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Our opinion referenced herein is rendered as of the date hereof, and we undertake no obligation to update this letter or the discussion contained in the Registration Statement after the date hereof.
Very truly yours,
/s/ Lewis, Rice & Fingersh, L.C.
Lewis, Rice & Fingersh, L.C.